March 6, 2026

ARKO Petroleum Corp.

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227-1150

Re: Registration Statement on Form S-8 for the ARKO Petroleum Corp. 2026 Incentive Compensation Plan.

Ladies and Gentlemen,

On or about the date hereof, ARKO Petroleum Corp., a Delaware corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to an aggregate of 2,305,555 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), under the ARKO Petroleum Corp. 2026 Incentive Compensation Plan (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assuming that (i) the Company reserves for issuance under the Plan an adequate number of authorized and unissued shares of Class A Common Stock and (ii) the consideration, if any, required to be paid in connection with the issuance and sale of shares of Class A Common Stock under the Plan is actually received by the Company as provided in the Plan, we are of the opinion that the shares of Class A Common Stock issued under the Plan will be duly authorized, validly issued, fully paid and nonassessable.

Greenberg Traurig, P.A. | Attorneys at Law 333 Southeast Second Avenue | Suite 4400 | Miami, FL 33131 | T +1 305.579.0500 | F +1 305.579.0717

ARKO Petroleum Corp.

March 6, 2026

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions expressed herein are specifically limited to the laws of the State of Delaware and the federal laws of the United States of America and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely, /s/ Greenberg Traurig, LLP GREENBERG TRAURIG, LLP

Greenberg Traurig, P.A. | Attorneys at Law